Exhibit 99.1

FA EMAIL

Subject: CNL Lifestyle Properties Announces Valuation Results

To be distributed on or about March 10, 2015

FOR BROKER-DEALER AND RIA USE ONLY.

Dear Financial Advisor:

On March 6, 2015, the board of directors of CNL Lifestyle Properties, Inc. (the REIT) approved the estimated net asset value (NAV) per share of the REIT’s common stock to be $5.20 as of Dec. 31, 2014.

•	In determining the estimated NAV per share, the REIT engaged CBRE Capital Advisors, Inc. (CBRE Cap), an independent investment banking firm as its valuation expert, to provide property level and aggregate valuation analyses of the REIT and its investments, including real-time, market-based values based upon the REIT’s strategic alternatives process, and to provide a range for the estimated NAV per share of the REIT’s common stock as of Dec. 31, 2014. The valuation process used by the REIT was designed to follow recommendations in IPA Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, which was adopted by the Investment Program Association (IPA) effective May 1, 2013.[1]

•	The REIT announced a reduction to the quarterly cash distribution to $0.05 per share effective with the first quarter 2015 distribution.

•	The REIT’s advisor will continue to recognize the waiver and reduction of its advisory fees.

•	The REIT will mail this letter to shareholders on March 13, 2015.

•	The REIT will hold a webinar about the valuation for its shareholders and financial advisors on March 16, 2015 at 3:00 p.m. Eastern Daylight Time. Register for the webinar at CNLLifestyleREIT.com/webinar and dial 800-759-0876 to access it.

•	For your convenience, the REIT has created a list of frequently asked questions, which includes additional important information.

For more information, please read the REIT’s Current Report on Form 8-K filed on March 10, 2015 with the U.S. Securities and Exchange Commission, or contact your CNL Securities Corp. representative directly at 866-650-0650.

FOR BROKER-DEALER AND RIA USE ONLY.

[1]	There is no assurance that the IPA Guidelines were met or that the IPA valuation methodology is acceptable to the SEC, FINRA or under ERISA for compliance with reporting requirements.

See the SEC filing or offering documents for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein.

The REIT’s estimated NAV per share represents a snapshot in time, is based upon various estimates and assumptions, will fluctuate over time, and should not be relied upon by shareholders as representative of the amount the REIT or shareholders may receive if the REIT were to list its shares or liquidate its assets, now or in the future.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the REIT’s ability to control or accurately predict. The reader should not place undue reliance on forward-looking statements.

© 2015 CNL Intellectual Properties, Inc. All Rights Reserved. CNL® and the Squares Within Squares design trademarks are used under license from CNL Intellectual Properties, Inc.